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                           ASSET PURCHASE AGREEMENT

                                    BETWEEN

                           PAPERCLIP SOFTWARE, INC.

                                      AND

                     ACCESS SOLUTIONS INTERNATIONAL, INC.



                                APRIL 15, 1997

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

                        LIST OF SCHEDULES AND EXHIBITS

                                   SCHEDULES
                                   ---------

Schedule 1.1                           Purchased Deposits
Schedule 1.3                           Purchased Fixed Assets
Schedule 1.6                           Purchased Prepaid Items
Schedule 1.8                           Purchased Intellectual Property
Schedule 6.1                           Where Seller is Qualified as a Foreign
                                       Corporation
Schedule 6.5                           Seller 1996 Financial Statements
Schedule 6.6                           Exceptions to Inventory
Schedule 6.8(a)                        Contracts
Schedule 6.8(b)                        Required Consents
Schedule 6.9                           Real Property; Liens
Schedule 6.10                          Permits and Licenses
Schedule 6.13                          Certain Developments Since
                                       December 31, 1996
Schedule 6.14                          Certain Material Changes Since
                                       December 31, 1996
Schedule 6.15                          Litigation
Schedule 6.18                          Employee Benefit Plans
Schedule 6.20                          Insurance
Schedule 7.4                           Certain Developments Since
                                       December 31, 1996
Schedule 7.7                           Changes to Access Capitalization

                                   EXHIBITS
                                   --------

Exhibit A                              Forms of Lock-Up Agreement

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                   ARTICLE I

Section 1.         Purchase and Sale of Assets                              2
            1.1    Purchased Deposits                                       2
            1.2    Purchased Receivables                                    2
            1.3    Purchased Fixed Assets                                   2
            1.4    Purchased Inventory                                      2
            1.5    Purchased Contracts                                      2
            1.6    Purchased Prepaid Items                                  3
            1.7    Purchased Rights                                         3
            1.8    Purchased Intellectual Property   3
            1.9    Excluded Assets                                          4


                                  ARTICLE II

Section 2.         Purchase Price and Payment                               4
            2.1    Purchase Price                                           4
            2.2    Adjustment to Purchase Price                             4
            2.3    Payment of Share Portion of Purchase Price               4
            2.4    Allocation of Purchase Price                             4
            2.5    Adjustment of Shares                                     5


                                  ARTICLE III

Section 3.         Closing                                                  5


                                  ARTICLE IV

Section 4.         Assumption of Liabilities; Indemnification               5
            4.1    Assumption by Purchaser                                  5
            4.2    Indemnification by Seller                                5
            4.3    Indemnification by Purchaser                             6
            4.4    Limitations on Indemnity                                 6
            4.5    Indemnification Proceedings                              6
            4.6    Remedies Not Exclusive                                   7

                                   ARTICLE V

Section 5.         Other Actions                                            7
            5.1    Purchaser to Act as Agent for Seller                     7
            5.2    Delivery of Property Received after Closing              7
            5.3    Purchaser Appointed Attorney for Seller                  7
            5.4    Execution of Further Documents    8
            5.5    Preparation of Form S-4 and the Proxy Statements;
                   Stockholder Meetings; Other Filings                      8
            5.6    Employees of Business                                   10
            5.7    Use of Name                                             11
            5.8    Access Board of Directors                               11
            5.9    Seller Obligations Not to Compete or Disclose           11
            5.10   Cooperation in Connection with Stock Transfer
                   Instructions and Liquidating Distributions              11


                                  ARTICLE VI

Section 6.         Representations and Warranties by Seller                12
            6.1    Corporate Existence and Qualification of Seller         12
            6.2    Seller's Corporate Documents                            12
            6.3    Authorization of Agreement                              12
            6.4    No Violation                                            13
            6.5    SEC Documents; Undisclosed Liabilities                  13
            6.6    Inventory                                               14
            6.7    Accounts Receivable                                     14
            6.8    Material Contracts and Obligations14
            6.9    Title to Real Property; Liens; Condition of Properties  16
            6.10   Licenses                                                16
            6.11   Arms-Length Transactions; Conflicts of Interest         17
            6.12   Intellectual Property                                   17
            6.13   Absence of Certain Developments  17
            6.14   Undisclosed Liabilities                                 18
            6.15   Litigation; Compliance with Law  19
            6.16   Employee Claims Against the Business                    19
            6.17   Unemployment Insurance Rating    19
            6.18   Employee Benefit Plans                                  19
            6.19   Labor Relations                                         20
            6.20   Insurance Policies                                      21
            6.21   Bank Accounts                                           21
            6.22   Capitalization                                          21
            6.23   Investment Representation                               22
            6.24   Disclosure                                              22


                                  ARTICLE VII

Section 7.         Representations and Warranties by Access                22

            7.1    Corporate Existence and Qualification                   22
            7.2    Access's Corporate Documents     22
            7.3    Authorization of Agreement, Etc. 23
            7.4    Absence of Certain Developments  23
            7.5    Undisclosed Liabilities                                 23
            7.6    Litigation; Compliance with Law  23
            7.7    Capitalization; Status of Access Common Shares          24
            7.8    SEC Filings                                             24
            7.9    Information Supplied by Access   25


                                 ARTICLE VIII

Section 8.         Conduct Prior to Closing                                25
            8.1    Carry On in Ordinary Course                             25
            8.2    No General Increases                                    25
            8.3    Contracts and Commitments                               26
            8.4    Dispositions and Sale of Purchased Assets               26
            8.5    Preservation of Organization                            26
            8.6    No Default                                              26
            8.7    Compliance with Laws                                    26
            8.8    Operation of Business                                   26
            8.9    Consents                                                26
            8.10   Advisement of Changes                                   26
            8.11   No Solicitation                                         27
            8.12   No Delaying Transactions                                27
            8.13   Lock-Up Agreements                                      28
            8.14   Best Efforts                                            28


                                  ARTICLE IX

Section 9.         Conditions to Obligations of Access28
            9.1    Compliance by Seller; Correctness of Representations
                   and Warranties of Seller                                28
            9.2    Certified Resolutions of the Seller28
            9.3    Approval by Purchaser's Counsel  29
            9.4    Opinions of Counsel for Seller   29
            9.5    Consents of Third Parties                               30
            9.6    Certificate of Chief Executive Officer of Seller        30
            9.7    Approval of Governmental Authorities                    30
            9.8    Corporate Authority                                     30
            9.9    Lock-Up Agreement                                       30

            9.10   Approval of Access Stockholders  30
            9.11   Form S-4 Effective                                      31


                                   ARTICLE X

Section 10.        Conditions to Obligations of the Seller                 31
            10.1   Compliance by Access; Correctness of
                   Representations and Warranties   31
            10.2   Certified Resolutions of Access  31
            10.3   Approval by Seller's Counsel                            31
            10.4   Opinion of Edwards & Angell      31
            10.5   Certificate of President of Purchaser                   32
            10.6   Approval of Governmental Authorities                    33
            10.7   Corporate Authority                                     33
            10.8   Access Purchase Securities                              33
            10.9   Form S-4 Effective                                      33


                                  ARTICLE XI

Section 11.        Fees and Expenses                                       33


                                  ARTICLE XII

Section 12.        Termination and Effect                                  34
            12.1   Termination of Agreement                                34
            12.2   Effect of Termination                                   35


                                 ARTICLE XIII

Section 13.        Acknowledgments of Seller                               35
            13.1   Restricted Securities                                   35
            13.2   Access to Information                                   36


                                  ARTICLE XIV

Section 14.        Broker's Commissions                                    36


                                  ARTICLE XV

Section 15.        Access to Facilities, Properties and Records            36

                                  ARTICLE XVI

Section 16.        Survival of Representations                             36


                                 ARTICLE XVIII

Section 17.        Miscellaneous                                           37
            17.1   Amendment to Agreement; Waivers; Procedure              37
            17.2   Binding Effect                                          37
            17.3   Entire Agreement                                        37
            17.4   Headings                                                38
            17.5   Confidential Information; Publicity38
            17.6   Notices                                                 38
            17.7   Bulk Sales Law                                          39
            17.8   Counterparts                                            39
            17.9   No Benefit to Others                                    39
            17.10  Governing Law                                           40
            17.11  No Waiver                                               40
            17.12  Severability                                            40
            17.13  Time of Essence                                         40

                           ASSET PURCHASE AGREEMENT

       ASSET PURCHASE AGREEMENT, made as of April 15th, 1997, by and between PAPERCLIP SOFTWARE, INC., a Delaware corporation (hereinafter called the "Seller"), and ACCESS SOLUTIONS INTERNATIONAL, INC., a Delaware corporation (hereinafter called "Access" or the "Purchaser").

                             W I T N E S S E T H:

       WHEREAS, Seller is engaged in the business of developing and distributing computer software for document management and imaging systems (hereinafter generally called the "Business"); and

       WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, all of the assets of Seller related to the Business, on the terms and conditions hereinafter set forth; and

       WHEREAS, as a condition to the willingness of Access to enter into this Agreement, those directors and officers of Seller who are also stockholders of Seller (the "Seller Significant Stockholders") have entered into that certain Stockholder Agreement of even date ("Seller Stockholder Agreement"), which provides, among other things, that each Seller Significant Stockholder will vote the shares of Seller Common Stock which he owns in favor of the approval and adoption of this Agreement and the consummation of the transactions contemplated hereby; and

       WHEREAS, as a further condition to the willingness of Access to enter into this Agreement, Seller has entered into that certain Management Agreement of even date (the "Management Agreement") which provides, among other things, that Access will manage the Seller's operations from the date hereof until the consummation of the transactions contemplated hereby or the earlier termination of this Agreement; and

       WHEREAS, following such purchase and sale, Seller intends to liquidate and dissolve as a corporation and distribute the Access Purchase Securities (as defined below) to the shareholders of Seller.

       NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

       Section 1.  Purchase and Sale of Assets.

       Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase from Seller, as of the Closing Date (as hereinafter defined), all of the properties and assets of Seller, tangible or intangible, real or personal, belonging to or used in the Business, as and where the same shall exist at the close of business on the Closing Date (hereinafter collectively called the "Purchased Assets"), including, without limitation, the following:

       Section 1.1.  Purchased Deposits.

       All deposits of cash or cash equivalents, certificates of deposit and other cash items relating to the Business or its operations for payroll accounts, utilities or otherwise, including, without limitation, those described on Schedule 1.1 attached hereto (hereinafter called "Purchased Deposits").

       Section 1.2.  Purchased Receivables.

       All trade, accounts, and notes receivable arising out of the sale or lease of goods or the rendition of services by Seller, and all security therefor (hereinafter called the "Purchased Receivables").

       Section 1.3.  Purchased Fixed Assets.

       All machinery, equipment, leasehold improvements, furniture, furnishings, plant and office equipment and other fixed assets used in the Business, including without limitation, the machinery and equipment listed on
Schedule 1.3 hereto (hereinafter collectively called the "Purchased Fixed Assets").

       Section 1.4.  Purchased Inventory.

       All inventories, including manufacturing, administrative and other supplies used in the Business (hereinafter called the "Purchased Inventory").

       Section 1.5.  Purchased Contracts.

       All rights under the Contracts (as defined in Section 6.8(a)) of the Seller relating to the Business that are included among the Assumed Liabilities, together with such additions thereto and deletions therefrom as shall have occurred in the ordinary course of business prior to the Closing Date (as defined in Section 3) (hereinafter called the "Purchased Contracts").

       Section 1.6.  Purchased Prepaid Items.

       All credits, prepaid and deferred items and advanced payments such as prepaid rentals, security deposits, taxes (excluding prepaid income taxes and taxes relating to assets other than the

Purchased Assets), unbilled charges and deposits relating to the operations of the Business and any other items set forth in Schedule 1.6 attached hereto; excluding from the foregoing, however, prepaid items with respect to which Purchaser shall receive no benefit, such as prepaid insurance (hereinafter called the "Purchased Prepaid Items").

       Section 1.7.  Purchased Rights.

       All data and records relating to the Business, wherever located, including books and records (other than: (i) minute books and records of directors' and shareholders' meetings and other documents relating to Seller's corporate existence; (ii) records of Seller such as general ledgers, and (iii) Seller's tax returns), customer lists, dealer and distributor lists, credit information and correspondence, proprietary data, all designs and drawings, patterns, slogans, copyrights, processes, formulae, know-how, trade secrets, processes, inventions and discoveries (whether patentable or not) manuals, computer software, data stored in computers, contract rights, warranties or other transferable benefits that Seller may have received from manufacturers or suppliers as to any of the Purchased Assets and other similar intangible property and rights (including goodwill) (all of the foregoing hereinafter collectively called the "Purchased Rights"). Seller shall retain the right to examine such books and records transferred to the Purchaser, or to make extracts or copies therefrom, for a period of six years after the date hereof, or until such time as all tax matters relating to Seller's tax year 1997 and prior years have been resolved, whichever shall last occur, during reasonable business hours, and during such other times as the Purchaser and Seller may agree, and to remove such books and records in connection with any proceedings, claims or actions which may be brought against Seller, in any judicial or formal or informal administrative proceeding or before any arbitration tribunal. Purchaser shall have the right to inspect and copy such books and records that are not included in the Purchased Rights during reasonable business hours for a period of six years after the Closing Date.

       Section 1.8.  Purchased Intellectual Property.

       All trademarks, trade names, applications to register trademarks or trade names, licenses, patents, patent applications, copyrights and copyright applications, and other similar rights used in the Business, including, without limitation, those listed in Schedule 1.8 attached hereto (hereinafter collectively called the "Purchased Intellectual Property") and all rights to sue for infringement or other violations of the Purchased Rights or the Purchased Intellectual Property.

       Section 1.9.  Excluded Assets.

       Notwithstanding the provisions of Sections 1.1 through 1.8, the parties agree that the Purchased Assets shall not include Seller's corporate existence, minute book, stock record book and corporate seal, any rights of Seller under this Agreement, the Management Agreement, and any agreements between Seller and A.R. Baron & Co., Inc. ("AR Baron").

                                  ARTICLE II

       Section 2.  Purchase Price and Payment.

       Section 2.1. Purchase Price The aggregate purchase price of the Purchased Assets (the "Purchase Price") shall be the sum of: (a) One Million Five Hundred Forty-Four Thousand Four Hundred Thirty-Eight (1,544,438) shares of common stock of Access, $.01 par value per share (the "Access Purchase Shares"), plus an equivalent number of Purchaser's Class B Warrants ("Access Purchase Warrants") (collectively, the Access Purchase Shares and Access Purchase Warrants are sometimes hereinafter referred to as the "Access Purchase Securities"), plus the amount of the Cash Adjustment and the Share Adjustment calculated pursuant to Section 2.2 (the "Share Portion of the Purchase Price"), plus (b) the amount of the "Assumed Liabilities" (as hereinafter defined) assumed by Purchaser hereunder.

       Section 2.2. Adjustment to Purchase Price. Seller has issued Convertible Promissory Notes dated December 19, 1996, in the aggregate principal amount of $129,690.74 ("Seller Convertible Notes"). Prior to the Closing, at Access' request, Seller shall issue notices to the holders of the Seller Convertible Notes that the Seller Convertible Notes will be prepaid unless the holder elects to convert its Seller Convertible Note into shares of Seller common stock. At the Closing, Access shall deliver sufficient cash to satisfy Seller's obligation to pay such Seller Convertible Notes (the "Cash Adjustment") and will deliver to Seller one (1) Access Purchase Share and Access Purchase Warrant for each five (5) share(s) of PaperClip common stock issued to former holders of Seller Convertible Notes who elect to so convert (the "Share Adjustment").

       Section 2.3.  Payment of Share Portion of Purchase Price.

       At the Closing (as defined in Section 3 below), the Purchaser shall deliver to or for the account of Seller the Access Purchase Securities, plus the Share Adjustment and the Cash Adjustment.

       Section 2.4. Allocation of Purchase Price. The Purchase Price shall be allocated to the Purchased Assets in accordance with the values to be jointly agreed upon prior to the Closing. Purchaser and Seller shall jointly prepare Form 8594 pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, on a basis consistent with such allocations, and none of the parties hereto shall take any position with any governmental or regulatory authority inconsistent therewith.

       Section 2.5. Adjustment of Shares. If Access effects any change in its outstanding common stock by reason of stock dividends, stock splits or recapitalization between the date of this Agreement and the Closing Date without receipt of consideration, then the aggregate number of Access Purchase Securities shall be appropriately adjusted.


                                  ARTICLE III

       Section 3.  Closing.

       The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Edwards & Angell, 2700 Hospital Trust Tower, Providence, Rhode Island at 10:00 a.m. on a date to be specified by the parties which (subject to the prior satisfaction or waiver of the conditions set forth in Sections 9 and 10) shall be no later than the fifth business day after the day on which the conditions in Sections 9.2 (first clause), 9.7, 9.10, 9.11, 10.6 and 10.9 have been satisfied, or at such other time and place as the parties hereto shall agree in writing. The date on which the Closing occurs is hereinafter referred to as the "Closing Date". The transactions contemplated hereby (except for the payments and actual transfer of the Purchased Assets) shall be deemed to have been consummated as of the close of business on the "Closing Date" for all tax, payroll, bonus, utility, expense, earnings, pension, income, liability, billing, operating and accounting and all other purposes relating to the acquisition of the Purchased Assets by the Purchaser. At the Closing, Seller will deliver to Purchaser such bills of sale, endorsements, assignments, or other instruments in form and substance satisfactory to Purchaser and its counsel, as may be necessary to vest in Purchaser good and marketable title to the Purchased Assets sold to the Purchaser hereunder, subject to no liens, encumbrances or security interests except as are listed on Schedule 6.9 hereto ("Permitted Liens").


                                  ARTICLE IV

       Section 4.  Assumption of Liabilities; Indemnification.

       Section 4.1.  Assumption by Purchaser.

       The Purchaser shall, by appropriate instruments to be executed and delivered at the Closing, assume and agree to perform, pay or discharge, to the extent not theretofore performed, paid or discharged, Seller's liabilities, obligations, debts, contracts or other commitments of any kind whatsoever, known or unknown, fixed or contingent, as the same shall exist on the Closing Date (hereinafter collectively called the "Assumed Liabilities"); provided, however, that it is expressly agreed that the Assumed Liabilities shall not include, and Purchaser shall not be obligated to assume or become liable for, any of Seller's liabilities or obligations, known or unknown, fixed or contingent, now existing or hereafter arising, which shall arise out of or relate to: (i) any liability or obligation of Seller to Discovery Laboratories, Inc. ("Discovery") arising out of any agreement between Discovery and Seller or out of any transactions contemplated by that certain letter of intent dated February 21, 1997, between Discovery and Seller ("Discovery Letter of Intent"); (ii) any liability or obligation of Seller to AR Baron arising out of any agreement between AR Baron and Seller; (iii) any liability or obligation of Seller under Seller's stock options, warrants, agreements to issue stock options and warrants, and any other securities or instruments convertible into securities except for the Seller Convertible Notes; or (iv) any agreement designated on Schedule 6.8 (a) as not being assumed by Access.

       Section 4.2  Indemnification by Seller.

       Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its officers, directors and stockholders from, and will pay to Purchaser and such persons the amount of any losses, liabilities, claims, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees) whether or not involving a third party claim, arising, directly or indirectly, from or in connection with Seller's failure to pay, discharge or perform any of its liabilities or obligations that are not assumed by Access under this Agreement.

       Section 4.3.  Indemnification by Purchaser.

       Purchaser hereby agrees to indemnify, defend and hold harmless Seller, and its officers, directors and stockholders from and will pay to Seller and such persons the amount of any losses, liabilities, claims, demands, judgments, damages, expenses and costs (including, without limitation, reasonable counsel fees), whether or not involving a third party claim, arising, directly or indirectly, from or in connection with Purchaser's failure to pay, discharge or perform any Assumed Liability.

       Section 4.4  Limitations on Indemnity.

       Notwithstanding anything contained in this Agreement to the contrary:

                (a) If the Closing occurs, neither Seller nor Purchaser shall have any liability for indemnification with respect to any representation or warranty made prior to the Closing Date or any covenant to be performed prior to the Closing Date.

                (b) The amount of any claim for indemnification shall be limited to the actual out-of-pocket expenses incurred by the indemnitee after taking into account tax benefits actually realized in the current fiscal year.

       Section 4.5.  Indemnification Proceedings.

       Each party entitled to indemnification pursuant to this Article IV (the "indemnified party") shall give notice to the party required to provide indemnification pursuant to this Article IV (the "indemnifying party") promptly after such indemnified party acquires actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, that counsel for the indemnifying party, who shall conduct the defense of such claim or litigation, shall be reasonably acceptable to the indemnified party, and the indemnified party may participate in such defense at the indemnified party's expense; and provided, further, that the failure by any indemnified party to give notice as provided in this
Section 4.5 shall not relieve the indemnifying party of its obligations under this Article IV except to the extent that the failure results in a failure of actual notice to the indemnifying party and such indemnifying party is prejudiced solely as a result of the failure to give notice.

       Section 4.6.  Remedies Not Exclusive

       The remedies provided in Sections 4.2 and 4.3 will not be exclusive of or limit any other remedies that may be available to Access or Seller, respectively.


                                   ARTICLE V

       Section 5.  Other Actions.

       Section 5.1.  Purchaser to Act as Agent for Seller.

       This Agreement shall not constitute an agreement to assign any claim, contract or franchise if any attempted assignment of the same without the consent of the other party thereto would constitute a breach thereof or in any way affect the rights of the Seller thereunder. If such consent is not obtained, or if any attempted assignment would be ineffective or would diminish the Seller's rights thereunder so that the Purchaser would not in fact receive all such rights, then subject to the terms and conditions of
Section 5.3, Purchaser may act as agent for Seller in order to obtain for Purchaser the benefits thereunder.

       Section 5.2.  Delivery of Property Received After Closing.

       From and after the Closing Date: (a) Seller agrees that it will promptly upon receipt transfer or deliver to Purchaser, from time to time, any cash or other property in the form received that Seller may receive after the Closing relating to the Purchased Assets, and (b) Purchaser agrees that it will promptly upon receipt transfer or deliver to Seller, from time to time, any cash or other property in the form that Purchaser may receive after the Closing Date relating to assets of the Seller other than the Purchased Assets.

       Section 5.3.  Purchaser Appointed Attorney for Seller.

       Seller agrees that, effective as of the Closing Date, it hereby constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorney of Seller in the name of Purchaser, or in the name of Seller but for the benefit and at the expense of Purchaser, to: (i) institute and prosecute all proceedings that Purchaser may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets as provided in this Agreement; (ii) defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets, and to do all such acts and things in relation thereto as Purchaser shall deem advisable; and (iii) take all action that Purchaser, its successors or assigns, may reasonably deem proper in order to provide for Purchaser, its successors and assigns, the benefits under any of the Purchased Assets where any required consent of another party to the sale or assignment thereof to Purchaser pursuant to this Agreement shall not have been obtained. If Purchaser, in the name of Seller, desires to institute and prosecute any action, suit or proceeding, or take any other action pursuant to this Section 5.3, Purchaser shall provide Seller ten days' written notice prior to taking any such action in the name of Seller. Seller acknowledges that the foregoing powers are coupled with an interest and shall be irrevocable by Seller. Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof. Purchaser shall indemnify Seller for any damages Seller may incur on account of the acts of Purchaser taken pursuant to the authority granted to it under Section 5.1 and this Section 5.3.

       Section 5.4.  Execution of Further Documents.

       From and after the Closing, upon the request and at the expense of Purchaser, Seller shall execute, acknowledge and deliver all such further acts, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required to convey and transfer to and vest in Purchaser and protect its right, title and interest in all of the Purchased Assets, and as may otherwise be appropriate to carry out the transactions contemplated by this Agreement.

         Section 5.5. Preparation of Form S-4 and the Proxy Statements; Stockholder Meetings; Other Filings.

         (a) Seller will, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Seller Stockholder Meeting") for the purpose of obtaining the affirmative vote at the Seller Stockholder Meeting of the holders of a majority of the votes represented by the outstanding Seller Common Stock ("Seller Stockholder Approval"). The Proxy Statement for such meeting shall contain the recommendation of Seller's Board of Directors that the stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall not be withdrawn; provided, however, that such recommendation is subject to the exercise of the discretion of the Seller's Board of Directors of its fiduciary duties to Seller's shareholders. Seller shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such adoption and approval and shall take all other action necessary to secure the vote of stockholders required by Delaware Law to effect the transactions contemplated hereby.

         (b) As soon as practicable after execution and delivery of this Agreement, Seller shall prepare in accordance with the applicable requirements of the Securities and Exchange Act of 1934, as amended ("Exchange Act"), and the Delaware General Corporation Law ("Delaware Law"), a proxy statement in connection with the Seller Stockholder Meeting (the "Proxy Statement"). Access shall cooperate with the Seller in the preparation and filing of the Proxy Statement, including any and all amendments and supplements thereto. Access and Seller will cooperate in order to prepare and file with the United States Securities and Exchange Commission ("SEC") a registration statement on Form S-4 in connection with the issuance of the Access Purchase Securities (the "Form S-4"), in which the Proxy Statement will be included as a part of the joint proxy/prospectus. Seller and Access shall each use all reasonable efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended ("Securities Act") as soon as practicable after such filing. Seller will use all reasonable efforts to cause the Proxy Statement to be mailed to each of Seller's stockholders and, if Access elects or is required to do so, Access will use all reasonable efforts to cause the Proxy Statement to be mailed to Access' stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Access will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Access Purchase Securities and Seller shall furnish all information concerning Seller and its stockholders as may be reasonably requested in connection with any such action.

         (c) If the Board of Directors of Access determines that it is necessary or desirable to do so, Access will, as soon as reasonably practicable following the date of this Agreement, take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders (the "Access Stockholder Meeting") for the purpose of obtaining the affirmative vote at the Access Stockholder Meeting of the holders of a majority of the votes represented by the outstanding Access Common Stock ("Access Stockholder Approval"). The proxy statement for such meeting (which shall be part of the joint proxy/prospectus contained in the Form S-4) shall contain the recommendation of Access' Board of Directors that the stockholders vote to approve and adopt this Agreement and the transactions contemplated hereby, and such recommendation shall not be withdrawn; provided, however, that such recommendation is subject to the exercise of the discretion of the Access' Board of Directors of its fiduciary duties to Access' shareholders. Access shall use its reasonable best efforts to solicit from its stockholders proxies in favor of such adoption and approval and shall take all other action necessary to secure the vote of stockholders required by Delaware Law to effect the transactions contemplated hereby.

         (d) As soon as practicable after the execution and delivery of this Agreement, Seller and Purchaser shall promptly and properly prepare and file any other schedules, statements, reports, or other documents required (if any) under the Exchange Act, the Securities Act, or any other federal or state securities laws relating to the transactions contemplated hereby (the "Other Filings"). Each party shall notify the other party hereto promptly of the receipt by such party of any stop order, comments or requests for additional information from any governmental official with respect to the Proxy Statement, the Form S-4 or any Other Filing made by such party and will supply the other party with copies of all correspondence between such party and its representatives, on the one hand, and the appropriate government official, on the other hand, with respect to the Proxy Statement, Form S-4 and Other Filings made by such party. Each of the Seller and Purchaser shall use reasonable efforts to obtain and furnish the information required to be included in the Form S-4, the Proxy Statement and any Other Filing and, after consultation with the other party, to respond promptly to any comments made by any government official with respect to any filing.

         (e) Seller shall use all reasonable efforts to cause to be delivered to Access a so-called "cold comfort" letter of Arthur Andersen LLP, the Seller's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to Access, in form reasonably satisfactory to Access and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         (f) Access shall use all reasonable efforts to cause to be delivered to Seller a so-called "cold comfort" letter of Price Waterhouse LLP, Access' independent accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to Seller, in form reasonably satisfactory to Seller and customary in scope and substance for letters delivered by independent public accountants in connection with the registration statements similar to the Form S-4.

         (g) Access agrees to use reasonable efforts to effect, prior to the Closing Date, the listing on the NASDAQ Small Cap market, upon official notice of issuance, of the Access Purchase Securities to be issued to Seller hereunder.

         (h) Seller hereby agrees to indemnify and holds harmless Access and its directors, officers, advisors and agents and Access hereby agrees to indemnify and holds harmless Seller and its directors, officers, advisors and agents, from and against any loss, claim, damage, cost, liability, obligation or expense (including reasonable attorney's fees and costs of investigation) to which any indemnified party may become subject under the Securities Act, Exchange Act, or otherwise, insofar as such loss, claim, damage, cost, liability, obligation or expense or actions in respect thereof: (i) relates solely to a claim brought against such indemnified party by a third party who is not affiliated with either the indemnified party or the indemnifying party; and (ii) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Form S-4 or the Proxy Statement or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein with respect to such indemnifying party not misleading; and (iii) such untrue statement or omission or alleged omission is made in any information with respect to the indemnifying party furnished in writing by such indemnifying party specifically for inclusion in the Proxy Statement, Form S-4 or any Other Filing.

       Section 5.6. Employees of Business. Seller acknowledges that Purchaser is under no obligation to offer employment to any salaried or hourly employee of the Business. Purchaser, however, agrees that, under terms and conditions of employment Purchaser will unilaterally establish for all applicants for employment, Purchaser will consider for employment on the same basis as any other applicant for employment former employees of the Business, if such former employees apply and are otherwise qualified and available for employment with Purchaser. All such successful applicants shall be new employees of Purchaser under such new terms and conditions. On or before the Closing Date, Seller will terminate the employment of all salaried and hourly employees on the payroll of the Business (other than those who Purchaser has agreed will remain employees of Seller following the Closing Date). Seller hereby acknowledges that Purchaser will not become a party to, or assume any obligation under any "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, to which Seller is or may have been a party.

       Section 5.7.  Use of Name.

       From and after the Closing Date neither Seller nor any affiliate of Seller shall use the name "PAPERCLIP SOFTWARE, INC." or "PAPERCLIP IMAGING SOFTWARE, INC." in any form or combination or variations in any manner.

       Section 5.8  Access Board of Directors.

       For a period of two years following the Closing Date, and for such additional period (not to exceed one year) as Seller shall hold at least twenty-five (25%) percent of the Access Purchase Securities, Access shall nominate one person designated by Seller (who initially shall be Stephen Kornfeld) to Access's Board of Directors. In addition, during such two-year period, Seller will be entitled to designate one person who will be permitted to attend all meetings of Access's Board of Directors as an "advisor" or "observer"; and, in the event that Mr. Kornfeld or any other designee of Seller resigns from Access's Board of Directors, Seller will be entitled to designate an additional "advisor" or "observer."

       Section 5.9.  Seller Obligations Not to Compete or Disclose.

       (a) For a period of three years following the Closing, Seller shall not: (i) compete with Access in the conduct of the Business conducted by Seller at or prior to the Closing, or (ii) except as consented to in writing by Access, engage or participate, directly or indirectly, whether for its own account or for that of any other person, firm or corporation, and whether as a stockholder, partner or investor possessing an ownership interest exceeding 5% in any such entity or in any other capacity, in any business that is substantially similar to that of Seller at or prior to the Closing.

       (b) Following the Closing, except as may be required by any applicable law, as may be disclosed to Seller's professional advisors, and as may be authorized in writing by Access, Seller shall not directly or indirectly, publish, disclose or use, any secret, confidential, proprietary or other information not in the public domain, relating to any aspect of the Business at or prior to the Closing, including, without limitation, information pertaining to any of the Purchased Assets.

         Section 5.10. Cooperation in Connection With Stock Transfer Instructions and Liquidating Distributions.

       At or following the Closing Date, subject to the terms of the Lock-Up Agreement (as defined in Section 8.13) Access will provide reasonable cooperation to Seller in presenting instructions to Access's stock transfer agent in order to subdivide the certificates for the Access Purchase Shares and Access Purchase Warrants into smaller denominations, and thereby facilitate one or more liquidating distributions by Seller to its shareholders.


                                  ARTICLE VI

       Section 6.  Representations and Warranties by Seller.

       In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller makes the following representations, warranties, covenants and agreements:

       Section 6.1.  Corporate Existence and Qualification of Seller.

       Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted. Seller is qualified to do business as a foreign corporation in the states set forth in Schedule 6.1. Seller has no subsidiaries.

       Section 6.2.  Seller's Corporate Documents.

       Copies of the Certificate of Incorporation and By-Laws, including the respective amendments thereto, of Seller, certified by the Secretary of Seller, have been delivered to the Purchaser, and such copies are true, complete and correct.

       Section 6.3.  Authorization of Agreement.

       (a) Seller has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Except for the Seller Stockholder Approval, all corporate and other actions required to be taken by Seller to authorize it to carry out this Agreement and the transactions contemplated hereby have been, or as of the Closing Date shall have been, duly and properly taken. This Agreement and the Management Agreement have been duly executed and delivered by Seller, and each constitutes a valid and binding obligation of the Seller, enforceable against Seller in accordance with its terms.

       (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Federal, state or local governmental or any court, administrative or regulatory agency or commission ("Governmental Entity") is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated by this Agreement, except: (i) the filing with the SEC of the Form S-4 and the Proxy Statement and (ii) such filings with Governmental Entities as might be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement.

       Section 6.4.  No Violation.

       Neither the execution and delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby violate or will violate any provision of law applicable to, or any provision of the Certificate of Incorporation or by-laws of, Seller or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any of the Purchased Assets pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which Seller is a party or by which or to which Seller or any of the Purchased Assets are subject or bound, except to the extent Seller shall have obtained a waiver or release thereof.

       Section 6.5.  SEC Documents; Undisclosed Liabilities.

       (a) Seller has filed with the SEC the Seller's registration statement on Form SB-2 (the "Company SB-2), which became effective on August 9, 1995 (the "Seller's SB-2 Effective Date"), and all required reports, schedules, forms, statements and other documents since the Seller's SB-2 Effective Date (together with such Form SB-2 registration statement, the "Seller SEC Documents"). As of their respective dates, the Seller SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and none of the Seller SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

       (b) As of their respective dates, the financial statements of the Seller included in the Seller SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the financial position of the Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

       (c) Attached hereto as Schedule 6.5 are the audited financial statements of Seller for the year ended December 31, 1996 ("Seller 1996 Financial Statements"). Seller 1996 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present, in all material respects, the financial position of Seller as of such date and the results of its operations and cash flows for the period then ended.

       (d) Except as set forth in the filed Seller SEC Documents, or in
Schedule 6.5, as of the date of this Agreement, the Seller does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a balance sheet of the Seller or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on the Seller.

         (e) None of the information contained in the Proxy Statement or any Other Filing shall, on the date the Proxy Statement is first mailed to stockholders or the Other Filing is made, as the case may be, at the time of the Seller Stockholders Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Notwithstanding the foregoing, the Seller makes no representations or warranties with respect to any information supplied by Purchaser specifically for use in any of the foregoing documents. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and any Other Filings filed by the Seller shall comply as to form in all material respects with all applicable requirements of law.

       Section 6.6.  Inventory.

       Except as set forth on Schedule 6.6 hereto, all inventory set forth on the Seller 1996 Financial Statement, and all additions to inventory of the Business since December 31, 1996 consist of items of a quantity and quality usable or salable in the ordinary course of the business at prevailing market prices without discount. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. Except as set forth in Schedule 6.6 hereto, since December 31, 1996, no inventory items relating to the Business have been sold or disposed of except in the ordinary course of business. Schedule 6.6 sets forth the locations of all items of inventory.

       Section 6.7.  Accounts Receivable.

       All Purchased Receivables relating to the Business as shown on the Seller 1996 Financial Statement or on the accounting records of the Seller as of the date hereof are valid, genuine and subsisting, have arisen in the ordinary course of business from customers believed to be commercially responsible, and the reserves shown on the Seller's 1996 Financial Statement, are adequate and calculated consistent with past practice and consistent with generally accepted accounting principles. Since December 31, 1996, any proceeds collected on accounts receivable have been applied only to liabilities set forth on the Seller 1996 Financial Statement.

       Section 6.8.  Material Contracts and Obligations.

       (a) Except for matters relating to real property listed on Schedule 6.9 hereto, Schedule 6.8(a) is a true, complete and accurate list prepared by the Seller, categorized by subject matter, of the following contracts, agreements, commitments, options, liens, licenses, mortgages, other security interests, understandings or promises, whether written or oral ("Contract"), to which Seller is a party or by which it is or any of its properties or assets are bound:

                (i) purchase or sale orders and agreements to or with any one customer or supplier for the sale of products or services of an amount or value in excess of $5,000;

                (ii) all employment contracts with any officer, consultant, director or employee;

                (iii) all plans, contracts or arrangements providing for stock options or stock purchases, bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

                (iv) all contracts for construction or for the purchase of equipment, machinery and other items;

                (v) all contracts relating to the rental or use of equipment, other personal property or fixtures (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

                (vi) all license agreements, either as licensor or licensee;

                (vii) all joint venture contracts and agreements involving a sharing of profits;

                (viii) all franchise agreements;

                (ix) all distributor, sales agency and other similar agreements;

                (x) all loan or guaranty agreements, credit agreements, notes or other evidences of indebtedness, indentures or instruments evidencing liens or secured transactions; and

                (xi) all other contracts, except those which: (i) are cancelable on 30 days' or less notice without any penalty or other financial obligation, or (ii) if not so cancelable, involve annual aggregate payments by or to the Seller of $5,000 or less.

Each of the Contracts were entered into in the ordinary course of business of the Business, is valid, binding and enforceable by or against Seller and is in full force and effect. Except as set forth on Schedule 6.8(a), neither the Seller nor (to the knowledge of the Seller) any other party thereto is in default in any respect under the terms of any material Contract. Seller has delivered to Purchaser true and complete copies or descriptions of the Contracts required to be listed in Schedule 6.8(a).

       (b) Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated hereby, nor compliance with the terms and provisions hereof, will result in the creation or imposition of any lien upon any of the property or assets of the Seller, or conflict in any way with the provisions of or result in a breach of or termination of or a default or acceleration of any obligation under, or except as set forth on Schedule 6.8(b), require the consent of any person pursuant to, any such Contract.

       (c) There is no term or provision of any Contract to which the Seller is a party or by which it or any of its properties are bound, or, of any provision of any state, federal or foreign law, judgment, decree, order, statute, rule or regulation applicable to or binding upon the Seller or its properties, which materially adversely affects the business, condition, affairs or operations of the Seller or any of its properties or assets relating to the Business.

       Section 6.9.  Title to Real Property; Liens; Condition of Properties.

       (a) Schedule 6.9 contains an accurate legal description by categories of the Seller's real estate and easements and other rights in real property, owned or leased by or to Seller relating to the Business. All such leases of real property are valid, binding and enforceable in accordance with their terms, and, except as set forth on Schedule 6.9, neither the Seller nor, to Seller's knowledge, any other party thereto is in default thereunder.

       (b) To the best of Seller's knowledge the Purchased Assets include all of the property and property rights used or necessary in the operation of the Business as presently conducted. Except for minor defects in title which do not materially affect their use or value, and except for leased assets set forth on Schedule 6.9, Seller owns good and marketable title to all Purchased Assets. All of the Purchased Assets are free and clear of all security interests, mortgages, pledges, liens, conditional sales agreements, leases, encumbrances, charges, or claims of third parties of any nature whatsoever except as set forth on Schedules 6.8(a) or 6.9 hereto, all of which shall be released and discharged prior to the Closing Date.

       (c) To Seller's knowledge, all real estate leased to Seller relating to the Business, and all Purchased Fixed Assets of Seller, and the Seller's use of the same, comply in all material respects with all applicable ordinances and regulations and building, zoning or other laws. All Purchased Fixed Assets are and will be, as of the Closing Date, in good working order and condition and suitable for use in the operation of the business of the Business, subject to ordinary wear and tear.

       Section 6.10.  Licenses.

       The licenses listed on Schedule 6.10 hereto (the "Licenses") constitute all licenses, permits, and governmental authorizations and approvals necessary for the operation of the Business. The Seller has duly obtained and legally and validly holds all the Licenses, all of which are valid and in full force and effect. No proceeding (judicial, administrative, or otherwise) has been commenced or to Seller's knowledge threatened which could lead to a revocation, suspension, or limitation of the rights under any License, and the Seller is in compliance with each of the Licenses and knows of no state of fact which could lead to any such revocation, suspension, or limitation. The Licenses expire on the dates set forth on Schedule 6.10, and the Seller has no reason to believe that any of the Licenses will not be renewed, nor has any person or entity informed the Seller that such person or entity intends to oppose any such renewal. Seller has delivered to Purchaser true and complete copies of each of the Licenses.

       Section 6.11.  Arms-Length Transactions, Conflicts of Interest.

       To the knowledge of Seller: (a) all transactions by the Business with parties other than Seller are and have been conducted on an arm's-length basis, and (b) neither the elected officers of the Seller nor the key employees of the Business, or their respective spouses, have (or had during the past three fiscal years) any material direct or indirect ownership or profit participation in outside business enterprises with which the Business had material purchases, sales or business dealings.

       Section 6.12.  Intellectual Property.

       There is set forth in Schedule 1.8 hereto a true and complete list of all domestic and foreign patents, copyrights, trademarks, trade names, and all registrations or applications with respect thereto, and all licenses or rights under the same relating to the Business presently owned by the Seller. There is not outstanding with respect thereto any license or other permission granted by the Seller to any other person, firm or corporation, except as set forth in Schedule 1.8. Seller owns or possesses adequate licenses or other rights to use every item of intellectual property used in its business and the same are sufficient to conduct the business substantially as now conducted. There are no outstanding claims asserted against the Seller alleging infringement of any patent, copyright, trademark, trade name, trade secret, license or other intellectual property right of any other person, firm or corporation, and Seller does not hold, nor is Seller aware that there exists any adversely held patent, copyright, trademark, trade name or license or other intellectual property right on which such a claim could reasonably be based. The Seller does not know of any person, firm or corporation producing, selling or using products or services which constitute an infringement of any of the Purchased Rights or the Purchased Intellectual Property.

       Section 6.13.  Absence of Certain Developments.

       Except as set forth on Schedule 6.13 attached hereto or on any other Schedule to the Agreement, since December 31, 1996 the Seller has not:

                (i) entered into any contract, commitment or agreement under which the Seller has outstanding indebtedness, obligation or liability for borrowed money or deferred purchase price of property in excess of $10,000 or has the right or obligation to incur such indebtedness, obligation or liability;

                (ii) discharged or satisfied any lien or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business;

                (iii) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any lien, except liens for current property taxes not yet due and payable;

                (iv) sold, leased, subleased, assigned or transferred any of its tangible or intangible assets, except in the ordinary course of business, or canceled any debts or claims;

                (v) suffered any substantial losses on the sale or disposition of individual items of non-inventory property or waived any rights of material value (other than in connection with the cancellation of sales orders), whether or not in the ordinary course of business, or received notice of cancellation of any firm order in excess of $5,000;

                (vi) made any changes in employee compensation, vacation policies or fringe benefit plans, except in the ordinary course of business and consistent with past practices and not in excess of 5% of any employee's compensation level during its most recently completed fiscal year;

                (vii) entered into any other transaction other than in the ordinary course of business, or entered into any other material single transaction, whether or not in the ordinary course of business which involves payments by or to the Seller in excess of $50,000 with respect to the purchase of raw materials, $50,000 with respect to the sale of inventory, and $50,000 with respect to other transactions:

                (viii) suffered damage, destruction or other casualty loss, or forfeiture of, any property or assets having a value in excess of $10,000, whether or not covered by insurance or which has had or may reasonably be expected to have a material adverse effect on its business, financial condition or prospects;

                (ix) made any capital expenditures, additions or improvements or commitments for the same, except those made in the ordinary course of business which in the aggregate do not exceed $20,000;

                (x) made any voluntary prepayments of indebtedness or lease obligations;

                (xi)  made any change in accounting procedures or practices;

                (xii) authorized or effected any declaration, setting aside or payment of any dividends or other distribution (whether in cash, stock or property) with respect to any of Seller's capital stock;

                (xiii) authorized or effected any split, combination or reclassification of any of its capital stock or any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or

                (xiv) entered into any agreement or understanding to do any of the foregoing.

       Section 6.14.  Undisclosed Liabilities.

       Except as set forth on Schedule 6.14, the Seller does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and Seller does not know of any basis for any claim against Seller for any such material liabilities or obligations, except: (i) to the extent set forth in this Agreement or in the Schedules hereto or shown in the Seller's 1996 Financial Statement or (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 1996.

       Section 6.15.  Litigation; Compliance with Law.

       Except as set forth on Schedule 6.15, there are no actions, suits, claims, proceedings or investigations (whether or not purportedly on behalf of or against the Seller) pending or, to the Seller's knowledge, threatened against the Seller at law or in equity, or before or by any Federal, state, municipal or other governmental court, department commission, board, bureau, agency or instrumentality, domestic or foreign. Seller is not in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality pertaining to the Business. Seller has complied in all material respects with all laws, regulations and orders applicable to the Business, including, without limitation, all laws relating to the safe conduct of business and environmental protection and conservation. Seller has not received notification of any asserted past or present failure so to comply with any of such laws or with the Federal Occupational Safety and Health Act that has not been remedied. Seller has no knowledge of any pending or threatened litigation or government action which could prohibit or interfere with the performance of this Agreement.

       Section 6.16.  Employee Claims against the Business.

       No officer or employee of the Seller has any claim or claims against Seller, and Seller is not obligated or liable to any of such persons in any way or for any amounts, except current salaries, wages and current and accrued vacation pay and bonuses, severance obligations, reimbursable business expenses incurred in the ordinary course of business and incentive compensation.

       Section 6.17.  Unemployment Insurance Rating.

       Seller will complete and execute all forms required in connection with the transfer to the Purchaser of unemployment insurance funds, and ratings and workmen's compensation ratings (if and to the extent permissible under applicable state law) with respect to the Business on account of the transactions contemplated hereunder.

       Section 6.18.  Employee Benefit Plans.

       (a) Schedule 6.18 contains a true and complete list as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of Seller employed in the Business and all fixed or contingent liabilities or obligations of Seller with respect to any person now or formerly employed by Seller in the Business including, without limitation, pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and termination arrangements or policies, including workers' compensation policies. Except as listed in Schedule 6.18, Seller maintains no other employee benefit plan or arrangement applicable to the employees of Seller employed in the Business and possesses no other fixed or contingent liabilities or obligations with respect to any person now employed by Seller in the Business. Schedule 6.18 also includes true and complete copies of all employee handbooks, rules and regulations.

       (b) Seller has furnished Purchaser with copies of all applicable plan documents, trust documents, insurance contract summary plan descriptions of the written plans and arrangements listed in Schedule 6.18 and with descriptions, in writing, of the unwritten plans and arrangements listed in
Schedule 6.18.

       (c) Seller has no employee benefit plans that are "tax qualified plans" under Sections 401 et seq. of the Internal Revenue Code of 1986, as amended (the "Code").

       (d) All employee benefit and welfare plans or arrangements listed in
Schedule 6.18 were established and have been executed, managed and administered in all material respects in accordance with all applicable requirements of the Code, of the Employee Retirement Income Security Act of 1974, as amended, and of other applicable laws. Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements or of any facts which would lead it to believe that any such audit or examination is pending or threatened. There have been no federal pension law excise taxes assessed against any of the benefit or welfare plans, and Seller is not aware of any proceedings or events that could result in the assessment of such excise taxes.

       (e) There exists no action, suit or claim (other than routine claims for benefits) with respect to any of such plans or arrangements pending or, to the knowledge of Seller, threatened against any of such plans or arrangements, and Seller possesses no knowledge of any facts which could give rise to any such action, suit or claim. Except as set forth in Schedule 6.18, Seller is not a party to any multi-employer pension benefit or welfare plans.

       Section 6.19.  Labor Relations.

       Seller is not a party to or subject to any collective bargaining agreements. Except as described in Schedule 6.8(a) hereto, Seller has no written or oral contracts of employment with any employee.

       Seller has provided Purchaser with true and complete copies of all such written contracts of employment and true and accurate memoranda of any such oral contracts.

       Seller, in the operation of the Business, has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor including, without limitation, those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes, and it has not received any notice alleging that it has failed to comply in any material respect with-any of the foregoing. There are no material controversies, disputes or proceedings pending or, to the best of its knowledge, threatened, between it and employees (singly or collectively) of the Business. In this regard, Seller is now in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice within the meaning of Section 8(a) of the Labor Management Relations Act, 1947. There are no claims or complaints pending or to Seller's knowledge threatened against Seller before any court or governmental agency involving allegedly unlawful employment practices relating to Seller, except as referred to in Schedule 6.19, and Seller will retain and assume all liability resulting therefrom. To the knowledge of Seller, there are no union campaigns being conducted to solicit cards from employees to authorize any additional unions or to request a National Labor Relations Board certification election with respect to any of Seller's employees at the Business.

       Section 6.20.  Insurance Policies.

       The Seller has furnished the Purchaser with a list, attached hereto as
Schedule 6.20, which sets forth a brief description of all policies of fire, liability and other forms of insurance currently maintained in force by the Seller in respect to the Business and/or the Purchased Assets.

       Section 6.21.  Bank Accounts.

       Schedule 1.1 attached hereto sets forth the name and location of each bank in which the Business has an account, lock box or safe-deposit box and names of all persons authorized to draw thereon or have access thereto.

       Section 6.22.  Capitalization.

       (a) The authorized capital of Seller consists of 30,000,000 shares of common stock, $.01 par value ("Seller Common Stock"). As of the close of business on February 28, 1997: (i) 8,055,521 shares of Seller Common Stock were issued and outstanding; (ii) no shares of Seller Common Stock were held by Seller in its treasury; (iii) 990,079 shares of Seller Common Stock were reserved for issuance pursuant to Seller's stock option plans; (iv) 365,820 shares of Seller Common Stock were reserved for issuance under bridge warrants exercisable through April 2000; (v) 45,608 shares of Seller Common Stock were reserved for issuance under warrants issued in connection with 8% secured notes; (vi) 3,599,500 shares of Seller Common Stock were reserved for issuance under Class A Warrants exercisable through August 9, 2000; (vii) 359,950 shares of Seller Common Stock were reserved for issuance under an option exercisable through 2000; (viii) 359,950 shares of Seller Common Stock were reserved for issuance under Class A Warrants exercisable through 2000; and
(ix) 432,303 shares of Seller Common Stock were reserved for issuance in connection with the principal portion of the Seller Convertible Notes.

       (b) Except as set forth above, at the close of business on February 28, 1997 no shares of capital stock or other voting securities of Seller were issued, reserved for issuance or outstanding. From February 28, 1997 to the date of this Agreement, no shares of capital stock or other securities of Seller have been issued. There are no other outstanding securities, options, warrants, rights, agreements, arrangements or undertakings of any kind, to which the Seller is a party or by which it is bound, obligating Seller to issue, grant, extend or enter into any such security, option, warrant, right, agreement, arrangement or undertaking.

       Section 6.23.  Investment Representation.

       Seller is acquiring the Access Purchase Securities for Seller's own account and not for the purpose of distribution except through the Form S-4 or an exemption from registration under the Act. Seller is not acquiring the Access Purchase Securities for purposes of any other distribution or with the intent otherwise to divide Seller's participation with others or resell or otherwise distribute the Access Purchase Securities except through the Form S-4 or an exemption from registration under the Act.

       Section 6.24.  Disclosure.

       Seller has provided Purchaser with complete and accurate information as to Seller and its affairs. No representation or warranty made by Seller set forth herein, or in any Schedule hereto, in any supplement to any Schedule, in the Management Agreement, or in any certificate or other document delivered or to be delivered in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statement not misleading in light of the circumstances in which it was made.


                                  ARTICLE VII

       Section 7.  Representations and Warranties by Access.

       In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Access makes the following representations, warranties, covenants and agreements:

       Section 7.1.  Corporate Existence and Qualification.

       Access is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and to carry on its business as it is now being conducted and as it will be conducted on the Closing Date. Access is qualified to do business as a foreign corporation in all states where the conduct of its business so requires, including Rhode Island and New York. Access has no subsidiaries.

       Section 7.2.  Access's Corporate Documents.

       Copies of the Restated Certificate of Incorporation and By-Laws, including the respective amendments thereto, of Access, certified by the Assistant Secretary of Access, have been delivered to Seller, and such copies are true, complete and correct.

       Section 7.3.  Authorization of Agreement, Etc.

       (a) Access has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. Except for the Access Director Approval and the Access Stockholder Approval, all corporate and other actions required to be taken by Access to authorize it to carry out this Agreement and the transactions contemplated hereby, have been, or as of the Closing Date shall have been, duly and properly taken. This Agreement and the Management Agreement have been duly executed and delivered by Access, and each constitutes a valid and binding obligation of Access, enforceable against Access in accordance with its terms. Neither the execution and delivery by Access of this Agreement, the purchase of the Purchased Assets, the assumption of the Assumed Liabilities nor the delivery of the Access Purchase Securities, violate or will violate any provision of law applicable to, or any provision of the corporate charter or by-laws of Access, or conflict with or will result in any breach of any term, condition or provision of, or constitute or will constitute (with due notice or lapse of time or both) a default under, or will result in the creation or imposition of any lien, charge or encumbrance upon any property of Access or upon the Access Purchase Securities, pursuant to the terms of, any mortgage, deed of trust or other agreement or instrument to which Access is a party or by which or to which Access, or any of such property or the Access Purchase Securities, are subject or bound, except to the extent that Access shall have obtained a waiver or release thereof.

       (b) The execution and delivery by Access of this Agreement and the purchase of the Purchased Assets, the assumption of the Assumed Liabilities and the delivery of the Access Purchase Securities or any other transaction contemplated hereby require no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity except as referenced in Section 6.3 (b).

       Section 7.4. Absence of Certain Developments. Except as set forth in
Schedule 7.4 attached hereto, since December 31, 1996, Access has not: (i) had any change or changes in its condition, operations, business, properties, assets or liabilities of any character, whether or not in the ordinary course of business, that has had individually or in the aggregate, a material adverse effect; (ii) made any changes in accounting procedures or practices; (iii) authorized or effected any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Access's capital stock; or (iv) entered into any agreement or understanding to do any of the foregoing.

       Section 7.5. Undisclosed Liabilities. Access does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, and whether due or to become due, and Access does not know of any basis for any claim against Access for any such material liabilities or obligations, except: (i) to the extent set forth in this Agreement or in the Schedules hereto or shown in Access's December 31, 1996 unaudited financial statements or (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 1996.

       Section 7.6. Litigation; Compliance with Law. There are no actions, suits, claims, proceedings or investigations pending or to Access's knowledge, threatened against Access at law or in equity, or before or by any Federal, state, municipal or other governmental court, department commission, board, bureau, agency or instrumentality, domestic or foreign. Access is not in default with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality pertaining to it. Access has complied in all material respects with all laws, regulations and orders applicable to its business, including, without limitation, all laws relating to the safe conduct of business and environment protection and conservation. Access has not received notification of any asserted past or present failure so to comply with any of such laws or with the federal Occupational Safety and Health Act that has not been remedied. Access has no knowledge of any pending or threatened litigation or government action which would prohibit or interfere with the performance of this Agreement.

       Section 7.7.  Capitalization; Status of Access Common Shares.

       (a) The authorized capital stock of Access consists of 13,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. Except as set forth in the Prospectus dated October 16, 1996, previously delivered by Access to Seller or as set forth on Schedule 7.7 hereto, there are not, and on the Closing will not be, outstanding: (i) any options, warrants or other rights to purchase any capital stock of Access; (ii) any securities convertible into or exchangeable for shares of such stock; or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of Access.

       (b) Except as set forth above, no shares of capital stock or other voting securities of Access are issued, reserved for issuance or outstanding. There are no other outstanding securities, options, warrants, rights, agreements, arrangements or undertakings of any kind, to which Access is a party or by which it is bound, obligating Access to issue, grant, extend or enter into any such security, option, warrant, right, agreement, arrangement or undertaking.

       (c) The Access Purchase Securities to be delivered to the Seller (or for the Seller's account) in connection with the transactions contemplated hereby will be, at the time of delivery, duly authorized, fully paid and non-assessable and free and clear of all liens, claims and encumbrances. At the time of delivery such Access Purchase Securities shall be free of any transfer restriction legends other than the legend provided for in Section
13.1 hereof.

       Section 7.8.  SEC Filings.

       (a) Access has filed with the SEC all reports and filings required to be filed with the SEC pursuant to the Securities Act, the Exchange Act, and any other applicable federal securities laws, including without limitation:
(i) its Prospectus dated October 16, 1996, relating to its offering of 1,066,667 Units, each Unit consisting of two shares of common stock and one redeemable warrant; and (ii) its quarterly reports on Form 10-QSB for the quarterly periods, ending September 30, 1996, and December 31, 1996, respectively.

       (b) All of the reports and filings referred to in subparagraph (a) and any that are filed prior to the Closing comply and will comply in all material respects as to form and substance with the applicable federal securities laws pursuant to which they were filed. To the best of Access' knowledge, no such report or other filing, or any exhibit, schedule or attachment thereto (whether or not incorporated by reference) contains or will contain any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which such statements were made.

       (c) There has not been any material adverse change in the business, operations or liabilities or prospects of Access since December 31, 1996, and the filings and reports listed in the clauses (i) and (ii) inclusive, of subparagraph (a), fairly and accurately reflect such business, operations and liabilities and prospects as of the respective dates thereof. Without limiting the generality of the foregoing sentence, Access has not filed a report on Form 8-K since December 31, 1996.

       Section 7.9.  Information Supplied by Access.

       None of the information supplied or to be supplied by Access for inclusion or incorporation by reference in the Proxy Statement or in any other filing of Seller will, at the time of the Seller Stockholder Meeting or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement not misleading in light of the circumstances under which they were or will be made.


                                 ARTICLE VIII

       Section 8.  Conduct Prior to Closing.

       From and after the execution of this Agreement, and until the Closing
Date:

       Section 8.1. Carry On in Ordinary Course. Seller shall carry on the Business in the ordinary course of business and substantially in the same manner as heretofore, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation or make any capital expenditures or take any action other than in the ordinary course.

       Section 8.2. No General Increases. Without the prior written consent of Purchaser, Seller shall not grant any general or uniform increase in the rates of pay or employees of the Business nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment relating to employees of the Business; and except as approved in writing by Purchaser, Seller shall not increase the compensation payable or to become payable to officers or key salaried employees of the Business, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any of such officers, key salaried employees or agents of the Business.

       Section 8.3. Contracts and Commitments. Seller shall not enter into any contract or commitment affecting the Purchased Assets or engage in any transaction not in the usual and ordinary course of business of the Business and consistent with the business practices of the Business without the prior written consent of Purchaser.

       Section 8.4. Dispositions and Sale of Purchased Assets. Seller shall not sell or dispose of or agree to sell or dispose of, any of the Purchased Assets (other than Purchased Inventory in the ordinary course of business).

       Section 8.5. Preservation of Organization. Seller shall use its reasonable best efforts, provided that no material expenditure is required, to preserve intact the business organization of the Business, to keep available the services of current employees of the Business and to preserve for Purchaser the present relationships of the Business with its suppliers and customers and others having business relations with the Business.

       Section 8.6. No Default. Seller shall not knowingly do any act or omit to do any act, or (to the extent controllable by Seller) permit any act or omission to act, which will cause a breach of any material contract, commitment, judgment, order, injunction or obligation relating to the Purchased Assets or the Business.

       Section 8.7. Compliance with Laws. Seller shall duly comply with all applicable laws in all material respects as may be required for the operation of the Business and for the valid and effective transfer of the Purchased Assets and the consummation of the transactions contemplated hereby.

       Section 8.8. Operation of Business. Seller shall take or suffer no action as shall render any warranty or representation contained in Article VI untrue, inaccurate or misleading at Closing.

       Section 8.9. Consents. Seller shall use its best efforts to obtain all written consents of third parties necessary to transfer the Purchased Assets to Buyer, but shall not be obligated to make any payments to third parties in so doing unless Seller has heretofore agreed with any third party to make such payments.

       Section 8.10.  Advisement of Changes.

       Seller or Access, as the case may be, shall promptly advise the other party orally and in writing upon its becoming aware of: (i) any representation or warranty made by it in this Agreement being untrue or inaccurate as of the date made in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event which would have a material adverse effect on such party or on the ability of the conditions set forth in Articles IX or X to be satisfied; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Should either party become aware of a condition that requires a change in the Schedules to this Agreement to ensure they were accurate on the date made, Seller or Access, as the case may be, will promptly deliver to the other party a supplement to such Schedules specifying such change.

       Section 8.11.  No Solicitation.

       (a) Seller shall not, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of, Seller, directly or indirectly: (i) solicit, initiate or knowingly encourage the submission of any takeover proposal (as defined below), (ii) enter into any agreement providing for any takeover proposal or
(iii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of, any takeover proposal; provided, however, that if, at any time prior to the receipt of the Seller Stockholder Approval, the Board of Directors of the Seller determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to the Seller's stockholders under applicable law, as advised by outside counsel, the Seller may, with respect to an actual or potential unsolicited takeover proposal and subject to compliance with Section 8.11: (x) furnish non-public information with respect to the Seller to such person making such actual or potential unsolicited takeover proposal and (y) participate in negotiations regarding such proposal.


       (b) Neither the Board of Directors of the Seller nor any committee thereof shall: (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Access, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Closing, (ii) approve or recommend or propose to approve or recommend, any takeover proposal or
(iii) enter into any agreement with respect to any takeover proposal.

       (c) In addition to the obligations of Seller set forth in paragraphs
(a) and (b) of this Section 8.11, Seller shall promptly advise Access orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal which, in any such case, is either: (i) in writing or
(ii) made to any executive officer or director of the Seller, the identity of the person making any such request (to the extent practicable), takeover proposal or inquiry and all the material terms and conditions thereof. Seller will keep Access fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

       For purposes of this Agreement, the term "takeover proposal" shall mean any proposal for a merger, consolidation or other business combination involving Seller or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of Seller other than the transactions contemplated by this Agreement.

       Section 8.12. No Delaying Transactions. Between the date of this Agreement and the Closing Date, neither Seller nor Access will enter into any transaction or enter into negotiations for any transaction that will delay the consummation of the transactions contemplated by this Agreement.

       Section 8.13. Lock-Up Agreements. Prior to the Closing, Access shall use its reasonable best efforts to cause such of its shareholders who have executed so-called "lock-up" agreements to execute a new lock-up agreement containing a schedule substantially in the form of the schedule set forth in Exhibit A-1. If Seller is reasonably satisfied with the percentage of such shareholders of Access who have executed such a lock-up agreement, then, at the Closing, Seller shall execute and deliver a lock-up agreement substantially in the form of Exhibit A-1. Otherwise, at the Closing, Seller shall execute and deliver a lock-up agreement substantially in the form of Exhibit A-2 (the form of lock-up agreement to be so executed and delivered by Seller shall be referred to as the "Lock-Up Agreement").

       Section 8.14. Best Efforts. Between the date of this Agreement and the Closing Date, Seller and Access will each use its reasonable best efforts to cause the conditions in Article IX and X to be satisfied.


                                  ARTICLE IX

       Section 9.  Conditions to Obligations of Access.

       The obligation of Access to take the actions required to be taken by Access at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Access, in whole or in part):

       Section 9.1. Compliance by Seller; Correctness of Representations and Warranties of Seller.

       Except to the extent that Seller has delegated operational control of the Business to Access pursuant to the Management Agreement, the Seller shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed (except as would not have a material adverse effect on the Business or the Purchased Assets), and each of the representations and warranties made by the Seller under this Agreement shall be true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that expressly relate to an earlier date).

       Section 9.2.  Certified Resolutions of the Seller.

       The Seller Stockholder Approval shall have been obtained, and Seller shall have delivered to Purchaser a certificate signed by the Secretary or Assistant Secretary of the Seller under its corporate seal setting forth the votes constituting the authorization and approval of the board of directors and stockholders of Seller of the sale of the Purchased Assets contemplated hereby on the terms set forth herein.

       Section 9.3.  Approval by Purchaser's Counsel.

       All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters have been approved by counsel for the Purchaser, which approval will not be unreasonably withheld.

       Section 9.4.  Opinions of Counsel for Seller.

       (a) The Purchaser shall have received an opinion of Shereff, Friedman, Hoffman & Goodman, LLP, counsel for the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel, to the effect that: (i) the Seller is a corporation duly organized and validly existing and in good standing under the laws of Delaware and, has full corporate power and authority, to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease; (ii) the Seller has all requisite corporate power and authority to enter into this Agreement, to sell, convey, assign, transfer and deliver the Purchased Assets to the Purchaser as provided in this Agreement and to carry out any other transactions and agreements contemplated hereby;
(iii) the instruments of transfer and assignment delivered by the Seller to the Purchaser are adequate to convey all rights of the Seller in the Purchased Assets to Access in accordance with their terms; (iv) to such counsel's knowledge, Section 6.22 accurately sets forth the capitalization of Seller;
(v) all corporate and other proceedings required to be taken by or on the part of the Seller to authorize the Seller to carry out this Agreement and for the Seller to sell, convey, assign, transfer and deliver the Purchased Assets and enter into and perform its obligations under any other closing documents have been duly and properly taken including any necessary approval by the stockholders of the Seller of the transactions contemplated by this Agreement;
(vi) this Agreement and the instruments of transfer and other closing documents have been duly executed and delivered by the Seller and constitute valid and binding obligations of the Seller enforceable in accordance with their terms; (vii) the execution, delivery and performance of this Agreement will not contravene any applicable provision of law, any order of any court or other agency of government known to such counsel, the Certificate of Incorporation or By-Laws of the Seller; or, to such counsel's knowledge, conflict with or result in any breach of the terms of, or constitute a default under, any indenture, agreement or other instrument to which it is a party or by which it or any of its assets is bound other than as would not have a material adverse effect on the Business of Seller; (viii) the execution and delivery of the Agreement and the consummation of the transactions contemplated by the Agreement do not require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, administrative or governmental body pursuant to any applicable law, statute, ordinance, rule or regulation applicable to the Seller or the Business other than as would not have a material adverse effect on the Business of the Seller; (ix) there are no agreements known to such counsel pursuant to which Seller has pledged its assets, or granted a lien, security interest or encumbrance on any of the Purchased Assets except as set forth in Schedule 6.9; and (x) to the best of such counsel's knowledge, the information supplied by the Seller in the Form S-4 (including any documents incorporated by reference therein) on the effective date of the Form S-4, the date of mailing of the Proxy Statement, and the date of the Seller Stockholder Meeting did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

       In delivering such opinion and to the extent specified in such opinion and deemed appropriate by such counsel and counsel to the Purchaser, such counsel may rely, as to factual matters, upon certificates of the officers of the Seller and upon opinions of associate counsel satisfactory to the Purchaser and its counsel. Such opinion shall be limited to matters of New York Law, Delaware Law and federal law.

       (b) The Purchaser shall have received an opinion of Cowan, Liebowitz & Latman, P.C., patent and trademark counsel to Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel.

       Section 9.5.  Consents of Third Parties.

       All necessary consents, waivers or approvals of third parties required for the lawful consummation of the transactions contemplated by this Agreement as set forth on Schedule 6.8(b) shall have been obtained (and shown by evidence reasonably satisfactory to the Purchaser) and shall be in full force and effect.

       Section 9.6.  Certificate of Chief Executive Officer of Seller.

       The Seller shall have delivered to Access a certificate of its Chief Executive Officer, certifying, in such form as Access may reasonably request, as to the fulfillment of the conditions set forth in Sections 9.1 and 9.5.

       Section 9.7.  Approval of Governmental Authorities.

       No court or governmental authority shall have issued, any order, writ, injunction or decree prohibiting the Purchaser from consummating the transactions contemplated hereby or shall have commenced or threatened any lawsuit concerning such transactions or indicated its opposition to such transactions.

       Section 9.8.  Corporate Authority.

       Purchaser shall have received all documents it shall have reasonably requested from Seller relating to the existence and corporate and tax good standing of Seller and the authority of Seller to enter into and consummate the transactions contemplated by this Agreement.

       Section 9.9.  Lock-Up Agreement.

       Seller shall have delivered to Access the "Lock-up Agreement."

       Section 9.10.  Approval of Access Stockholders.

       If applicable pursuant to Section 5.5(c), the Access Stockholder Approval shall have been obtained.

       Section 9.11.  Form S-4 Effective.

       The Form S-4 shall have become effective, and, at the Closing Date, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or contemplated by the SEC.


                                   ARTICLE X

       Section 10.  Conditions to Obligations of the Seller.

       The obligation of the Seller to take the actions required to be taken by Seller at the Closing is subject to the satisfaction at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

       Section 10.1. Compliance by Access; Correctness of Representations and Warranties.

       Access shall have complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed (except as would have a material adverse effect on Access), and all of the representations and warranties made by Access under this Agreement shall be true and correct in all material respects as of the date of this Agreement (other than those representations and warranties that expressly relate to an earlier date).

       Section 10.2.  Certified Resolutions of Access.

       Access shall have delivered to Seller a certificate signed by its Secretary or Assistant Secretary respectively, under its corporate seal, setting forth the votes or consents constituting the authorization and approval of the directors (and, if applicable pursuant to Section 5.5(c), the stockholders) of Access of this Agreement and the transactions contemplated hereby on the terms set forth herein.

       Section 10.3.  Approval by Seller's Counsel.

       All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved by counsel for the Seller, which approval will not be unreasonably withheld.

       Section 10.4.  Opinion of Edwards & Angell.

       The Seller shall have received an opinion of Edwards & Angell, counsel for Access, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and its counsel to the effect that: (i) the Purchaser is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease;
(ii) Purchaser is qualified to do business in Rhode island and New Jersey;
(iii) Purchaser has all requisite corporate power and authority to enter into this Agreement, to purchase the Purchased Assets from Seller, to assume the Assumed Liabilities, to deliver the Access Purchase Securities and to carry out any of the transactions and agreements contemplated hereby; (iv) all corporate and other proceedings required to be taken on the part of the Purchaser to authorize it to enter into this Agreement and to perform its obligations hereunder have been duly and properly taken; (v) this Agreement and the other closing documents have been duly executed and delivered by the Purchaser and constitute the valid and binding obligations of the Purchaser enforceable in accordance with their terms; (vi) the execution, delivery and performance of this Agreement will not violate any provision of law, any order of any court or other agency of government known to such counsel, the corporate charter or By-Laws of the Purchaser, or to such counsel's knowledge, conflict with or result in any breach of the terms of, or constitute a default under, any indenture, agreement, or other instrument to which it is a party or by which it or any of its assets are bound other than as would not have a material adverse effect on Purchaser; (vii) the execution and delivery of this Agreement and consummation of the transactions contemplated by the Agreement do not require any authorization, consent, approval, exemption or other action by or notice to any court, arbitrator, administrative or governmental body pursuant to any law, statute, ordinance, rule or regulation applicable to the Purchaser other than as would not have a material adverse effect on Purchaser;
(viii) to such counsel's knowledge, Section 7.7 accurately sets forth the capitalization of Purchaser; (ix) to the best of such counsel's knowledge, the information supplied by Access in the Form S-4 (including documents incorporated by reference therein) on the effective date of the Form S-4, the date of mailing, and the date of the Access Stockholder Meeting (if applicable) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (x) the Access Purchase Securities delivered to Seller are duly authorized, fully paid and non-assessable, free and clear of liens, claims and encumbrances and any transfer restrictions and legends other than the legend provided in Section 13.1 hereof and the Lock-Up Agreement.

       In delivering such opinion and to the extent specified in such opinion and deemed appropriate by such counsel and counsel to the Seller, such counsel may rely, as to factual matters, upon certificates of the officers of the Purchaser and, upon opinions of associate counsel satisfactory to Seller and its counsel. Such opinion shall be limited to matters of New York Law, Delaware Law and federal law.

       Section 10.5.  Certificate of President of Purchaser.

       The Purchaser shall have delivered to the Seller a certificate of its President certifying, in such form as the Seller may reasonably request, as to the fulfillment of the conditions set forth in Section 10.1 hereof.

       Section 10.6.  Approval of Governmental Authorities.

       No court or governmental authority shall have issued any order, writ, injunction or decree prohibiting Seller from consummating the transactions contemplated hereby, or shall have commenced or threatened any lawsuit concerning such transactions or indicated its opposition to such transactions.

       Section 10.7.  Corporate Authority.

       Seller shall have received all documents it shall have reasonably requested from Access relating to the existence and corporate and tax good standing of Access.

       Section 10.8.  Access Purchase Securities.

       Purchaser shall have delivered certificates representing the Access Purchase Securities to Seller.

       Section 10.9.  Form S-4 Effective.

       The Form S-4 shall have become effective, and on the Closing Date, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been instituted or shall be pending or contemplated by the SEC.


                                  ARTICLE XI

       Section 11.  Fees and Expenses.

       (a) Purchaser and Seller will pay their respective expenses, including the expenses of their legal and accounting representatives and management consultants, in connection with the origin, negotiation, execution and performance of this Agreement, provided, however, that if the Closing occurs, Purchaser shall assume and pay at the Closing Seller's reasonable expenses in connection therewith.

       (b) Seller shall pay, or cause to be paid, in same day funds to Access Seven Hundred Fifty Thousand Dollars ($750,000) (the "Termination Fee") upon demand if: (i) Access or Seller terminates this Agreement pursuant to Section 12.1(g); or (ii) if Access or Seller terminates this Agreement pursuant to
Section 12.1(c) where there shall have been made public prior to the Seller Stockholder Meeting a takeover proposal involving Seller. Seller acknowledges that the agreement contained in this Section 11(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Access would not enter into this Agreement. Accordingly, if Seller fails promptly to pay the amount due pursuant to this Section 11(b), and in order to obtain such payment, Access commences a suit that results in a judgment against Seller for the Termination Fee, Seller shall pay to Access its reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the

Termination Fee at the prime rate of Fleet National Bank in effect on the date such payment was required to be made.


                                  ARTICLE XII

       Section 12.  Termination and Effect.

       Section 12.1 Termination of Agreement. This Agreement may be terminated by notice given prior to or at the Closing, whether before or after the Seller Stockholder Approval or the Access Stockholder Approval:

                (a) At the election of Seller, if any one or more of the conditions in Article X to the obligation of the Seller to Closing has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; or

                (b) At the election of Access, if any one or more of the conditions in Article IX to the obligation of the Purchaser to Closing has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Access to comply with its obligations under this Agreement) and Access has not waived such condition on or before the Closing Date; or

                (c) At the election of Seller or Access, if the Seller Stockholders Meeting shall have concluded without the Seller Stockholder Approval having been obtained;

                (d) At the election of Access, if the Access Stockholder Meeting shall have concluded without the Access Stockholder Approval having been obtained (if applicable);

                (e) At the election of Seller or Access, if a breach of any provision of this Agreement has been committed by the other party which has a material adverse effect and such breach has not been waived;

                (f) At the election of Purchaser or Seller, if the Closing shall not have taken place on or before October 31, 1997 (or such later date as may be agreed to in writing by Access and Seller), provided that the party exercising such right of termination shall not then be in default under its obligations hereunder;

                (g) At the election of Seller or Access, if the Board of Directors of Seller approves or recommends a bona fide takeover proposal to merge with or into Seller or to acquire, directly or indirectly, all or a substantial portion of the shares of Seller Common Stock then outstanding or all or substantially all of the assets of Seller and otherwise on terms that the

       Board of Directors of Seller determines in its good faith judgment to be more favorable to Seller's stockholders than the transactions contemplated by this Agreement;

                (h)  By mutual written consent of Access and Seller;

                (i) At the election of Access or Seller, if the Board of Directors of Access shall not have ratified the execution of this Agreement and authorized the transactions contemplated hereby on or before April 30, 1997 (the "Access Director Approval"); or

                (j) At the election of Seller, if Access shall not have delivered to Seller by April 30, 1997 the agreement or agreements of Stockholders of Access who hold at least twenty (20%) percent of the common stock of Access to vote the shares of Access common stock that he, she or it owns in favor of the consummation of the transactions contemplated hereby.

       Section 12.2.  Effect of Termination.

       If this Agreement is terminated pursuant to Section 12.1, all further obligations of the parties under this Agreement will terminate, and this Agreement shall become null and void and of no further effect, except for the provisions of Sections 4.2, 4.3, 4.4, 11 and 17.5, without any liability on the part of any party or any of its employees, representatives, agents, directors, officers or stockholders; provided, however, that if this Agreement is terminated by a party because of a willful breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination; and, provided, further, that recovery for any damages suffered shall be limited to actual out of pocket expenses incurred as a result of such breach; and provided, further, that if this Agreement is terminated due to failure to obtain the Access Director Approval or the Access Stockholder Approval (if applicable), Access will amend the Convertible Promissory Note dated January 29, 1997, issued by Seller so as to extend the "Maturity Date" (as defined therein) to June 30, 1998. If a condition precedent to any party's obligation is not satisfied, nothing contained herein shall be deemed to require such party to terminate this Agreement, rather than to waive such condition and proceed with the Closing.


                                 ARTICLE XIII

       Section 13.  Acknowledgments of Seller.

       Section 13.1. Restricted Securities. All certificates representing the Access Purchase Securities shall be stamped with a legend in substantially the following form:

       The holder of this certificate has agreed not to directly or indirectly issue, offer to sell, sell, grant an option for the sale of, transfer, assign, hypothecate, pledge, or otherwise dispose of or encumber (either pursuant to Rule 144 of the regulations under the Securities Act of 1933, as amended, or otherwise), the securities represented by this certificate, whether or not beneficially owned or registered in the name of the holder, without the prior written consent of

       Access Solutions International, Inc. ("Company") and Joseph Stevens & Company, Inc., ("JSC"), except to the extent set forth in an agreement dated [June _____, 1997] among PaperClip Software, Inc., the Company and JSC and any subsequent agreement among the holder of this certificate, the Company and JSC.

       Section 13.2. Access to Information. Seller acknowledges receipt and review of Access' Prospectus dated October 16, 1996, Form 10-QSB for the quarterly period ending September 30, 1996 and Form 10-QSB for the quarterly period ending December 31, 1996. Seller is aware of the financial condition of Access, has had ample opportunity to investigate and ask questions regarding same, and does not have any unanswered questions regarding same.


                                  ARTICLE XIV

       Section 14.  Brokers' Commissions.

       The parties hereby agree and warrant to each other that there are no claims for brokerage commissions, or placement or finders' fees in connection with the transactions contemplated by this Agreement, other than JSC, the expenses of which will be paid by Access. Access hereby agrees to indemnify and hold Seller harmless from the commissions, fees or claims of any person, firm or corporation employed or retained or claiming to be employed or retained, by Access to bring about, or to represent it, in the transactions contemplated hereby. Seller hereby agrees to indemnify and hold Access harmless from the commissions, fees or claims of any person, firm or corporation employed or retained or claiming to be employed or retained, by Seller or its agents to bring about, or to represent it, in the transactions contemplated hereby.


                                  ARTICLE XV

       Section 15.  Access to Facilities, Properties and Records.

       From and after the date of this Agreement, each party hereto shall afford to the officers, attorneys, accountants and other authorized representatives of the other party hereto free and full access to the facilities, properties, books and records of business and such party in order that the other party may have full opportunity to make such investigation as it shall desire to make of the affairs of such party regarding to the Business, provided that such investigation shall not unreasonably interfere with the operations of the business and shall at all times be governed by those certain Confidentiality Agreements between Seller and Access dated November 7, 1996, ("Confidentiality Agreements") which agreements shall remain in full force and effect.

                                  ARTICLE XVI

       Section 16.  Survival of Representations.

       Seller and Access agree that the representations and warranties contained in this Agreement shall terminate upon the Closing, and thereafter shall have no further force or effect.

                                 ARTICLE XVII

       Section 17.  Miscellaneous.

       Section 17.1.  Amendment to Agreement; Waivers; Procedure.

       (a) Each party to this Agreement may, by written notice to the other:
(i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, and (iii) waive any compliance with any of the covenants of the other party contained in this Agreement and waive performance of any of the obligations of the other party.

       (b) This Agreement may be amended by the parties at any time before or after the Seller Stockholder Approval or the Access Stockholder Approval (if applicable); provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of Seller or Access without first obtaining such further approval. Neither this Agreement nor any provisions hereof may be amended, modified or waived except by an instrument in writing signed on behalf of Access and Seller.

       (c) In order to be effective, a termination of this Agreement pursuant to Section 12.1, or an amendment, extension or waiver pursuant to this Section 17.1, shall require in the case of Access or Seller, action by its Board of Directors or the duly authorized designee of its Board of Directors.

       Section 17.2. Binding Effect.

       This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Access nor Seller may assign this Agreement in whole or in part without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

       Section 17.3.  Entire Agreement.

       This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Seller and Access dated January 2, 1997, and the letter from Access to Seller dated March 26, 1997). This Agreement and the Schedules referred to herein, along with the Management Agreement, the Shareholders' Agreements and the Confidentiality Agreements, contain the entire agreement of the parties hereto with respect to the purchase of the Purchased Assets and the other transactions contemplated herein, and any reference herein to this Agreement shall be deemed to include the Schedules hereto. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules, the statements in the body of this Agreement will control.

       Section 17.4.  Headings.

       The descriptive headings in the Agreement are inserted for convenience only and do not constitute a part of this Agreement.

       Section 17.5.  Confidential Information; Publicity.

       Any confidential information obtained by any party hereto from any other shall not be disclosed or used by any such party should such transactions not be effected, and each party shall be bound by the terms and provisions of the Confidentiality Agreements (which shall remain in full force and effect) and return to the other all documents and written information obtained from such other party as such other party's counsel may request in writing. Except as in the reasonable opinion of counsel to a party, may be required by law, the parties agree that they will not make any public disclosure of the transactions contemplated by this Agreement, including announcements to employees, without the prior written approval of the content of such disclosure from each other, which approval will not be unreasonably withheld.

       Section 17.6.  Notices.

       Any notice, waiver, request, information or other document to be given hereunder to either of the parties by the other shall be in writing and will be deemed to have been duly given when: (a) delivered personally (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:


       If to Access, addressed to:

                         ACCESS SOLUTIONS INTERNATIONAL, INC.
                         650 Ten Rod Road
                         North Kingstown, RI   02852
                         Attention: Robert H. Stone, President and CEO Telecopy No.: (401) 295-1851

       with a copy (which shall not constitute notice) to:

                         John E. Ottaviani, Esq.
                         Edwards & Angell
                         2700 Hospital Trust Tower
                         Providence, RI  02903
                         Telecopy No.:  (401) 276-6611




       If to Seller, addressed to:

                         PAPERCLIP SOFTWARE, INC.
                         Three University Plaza

                         Hackensack, NJ   07601
                         Attention: William Weiss, Chief Executive Officer Telecopy No.: (201) 487-0613

       with a copy (which shall not constitute notice) to

                         Richard A. Goldberg, Esq.
                         Shereff, Friedman, Hoffman & Goodman, LLP
                         919 Third Avenue
                         New York, NY   10022
                         Telecopy No.:  (212) 758-9526

       Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner herein provided for giving notice.

       Section 17.7.  Bulk Sales Law.

       Without admitting that the bulk sales law of any state is applicable to the transactions contemplated by this Agreement, the parties waive compliance with the bulk sales law of any state and Seller hereby agrees to indemnify and hold harmless Purchaser and its respective stockholders, officers, directors, employees and agents from and against any and all liabilities arising by reason of such non-compliance in connection with the sale of the Purchased Assets to Purchaser.

       Section 17.8.  Counterparts.

       This Agreement may be executed in two or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall be deemed to constitute but one agreement.

       Section 17.9.  No Benefit to Others.

       The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other persons.

       Section 17.10.  Governing Law.

       This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflicts of law principles thereof).

       Section 17.11.  No Waiver.

       Unless otherwise expressly stated, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

       Section 17.12.  Severability.

       If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in force and effect to the extent not held invalid or unenforceable.

       Section 17.13.  Time of Essence.

       With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                   PAPERCLIP SOFTWARE, INC.


                                   By: /s/ William Weiss
                                      ---------------------------------------
                                       William Weiss, Chief Executive Officer


                                   ACCESS SOLUTIONS INTERNATIONAL, INC.


                                   By: /s/ Robert H. Stone
                                      ---------------------------------------
                                       Robert H. Stone, President and CEO


                                   40